Exhibit 99.2

Hungarian Telephone & Cable Corp
H — 1113 Budapest
Bocskai út 134-146
Hungary

18 December 2006

TDC A/S
Noerregade 21
0900 Copenhagen C
DK-Denmark

Re:          Exercise of Warrants

Ladies and Gentlemen:

Hungarian Telephone & Cable Corp. (“HTCC”) is considering a possible acquisition (the “Proposed Acquisition”) of Matel Holdings N.V. from Invitel Holdings N.V.  TDC currently holds certain loan notes issued by HTCC having an aggregate principal amount of US$ 25,000,000 (the “Notes”).  In addition, TDC holds certain warrants to acquire up to 2,500,000 shares of HTCC common stock at a strike price of US$10 per share (the “Warrants”).  The terms of the Notes and the Warrants allow TDC to surrender the Notes in exchange for the exercise price for the Warrants.  A condition to the financing being arranged by HTCC for the Acquisition would require that TDC surrender the Notes as part of the exercise of the Warrants.  We are therefore requesting that TDC confirm its willingness to exercise the Warrants in exchange for the Notes, as described above, on or before the earlier of (i) completion of the Proposed Acquisition or (ii) March 31, 2007, subject to the qualifications set forth in this letter (the “Exercise”).  In consideration for TDC’s agreeing to the Exercise, unless TDC has previously completed the Exercise, HTCC agrees to provide TDC with notice of the completion date of the Proposed Acquisition at least three business days prior thereto (the “Notice”).  Additionally, on or before March 21, 2007, provided the Proposed Acquisition has not been completed and the Notice has not been delivered, HTCC agrees to deliver to TDC a certificate stating that no event or circumstance has come to HTCC’s attention that would prevent HTCC from completing the Proposed Acquisition (the “Cerfiticate”).  If HTCC fails to deliver the Certificate on or before March 21, 2007, TDC shall have no obligation to complete the Exercise.

Accordingly, please confirm, by countersigning a copy of this letter in the space provided below, your willingness to complete the Exercise on the basis described above and in accordance with the terms of the Warrants and the Notes on or before the completion date for the Proposed Acquisition.

[Signature Pages Follow]

Very truly yours,

Hungarian Telephone & Cable Corp.

			By:	/s/ Torben V. Holm
				Name:	Torben V. Holm
				Title:	President & CEO

Confirmed: January 8, 2007:

TDC A/S

By:	/s/ Jens Alder
	Name:	Jens Alder
	Title:	President & CEO

By:	/s/ Hans Munk Nielsen
	Name:	Hans Munk Nielsen
	Title:	Senior Executive Vice President & CFO